                                                                      Exhibit 11

                       Morgan Stanley Dean Witter & Co.
                       Computation of Earnings Per Share
                      (In millions, except share data)(1)


                                                          Three Months Ended                        Nine Months Ended
                                                  ------------------------------------    -------------------------------------
                                                    August 31            August 31           August 31            August 31
                                                       2000                 1999                2000                 1999
                                                  ----------------    ----------------    ----------------    -----------------
Basic:

Weighted-average shares outstanding                 1,088,218,669       1,100,113,462       1,090,967,941        1,106,725,932
                                                  ================    ================    ================    =================

Earnings:
     Net Income                                            $1,246                $970              $4,248               $3,158
     Less:    Preferred stock dividend
              requirements                                     (9)                (11)                (27)                 (33)
                                                  ----------------    ----------------    ----------------    -----------------

     Earnings applicable to common shares                  $1,237                $959              $4,221               $3,125
                                                  ================    ================    ================    =================

Basic earnings per share                                    $1.14               $0.87               $3.87                $2.82
                                                  ================    ================    ================    =================

Diluted:

Weighted-average shares outstanding                 1,088,218,669       1,100,113,462       1,090,967,941        1,106,725,932
Average common shares issuable
     under employee benefit plans                      49,085,357          38,008,404          47,705,314           39,275,364
Average common shares issuable upon
     conversion of ESOP preferred stock(2)                      -          23,279,780           2,599,147           23,433,516
                                                  ----------------    ----------------    ----------------    -----------------


     Total weighted-average diluted shares          1,137,304,026       1,161,401,646       1,141,272,402        1,169,434,812
                                                  ================    ================    ================    =================

Earnings:
     Net Income                                            $1,246                $970              $4,248               $3,158
     Less:    Preferred stock dividend
              requirements                                     (9)                 (9)                (27)                 (27)
                                                  ----------------    ----------------    ----------------    -----------------

     Earnings applicable to common shares                  $1,237                $961              $4,221               $3,131
                                                  ================    ================    ================    =================

     Diluted earnings per share                             $1.09               $0.83               $3.70                $2.68
                                                  ================    ================    ================    =================

   (1) All Share and per share amounts have been retroactively adjusted to reflect a 2:1 stock split, effective on January 26, 2000.

   (2) ESOP shares were converted to common shares on January 3, 2000.